EXHIBIT 10.13

Company Press Release

             ValueStar Closes $2.45 Million Institutional Financing ValueStar.com to Be Available in Five New Major Markets

ALAMEDA,  Calif.--(BUSINESS  WIRE)--April 1, 1999--ValueStar   Corp. (OTC:VSTR -
news), the pioneer and leader in customer satisfaction ratings of local companies, has raised gross proceeds of $2.45 million in seven year senior debt financing with warrants from three institutional investors.

The net proceeds are targeted to expand operations into five new major markets during the next four months (making a total of eight markets). The company rates local service and professional businesses in the greater San Francisco, Los Angeles and Chicago markets.

ValueStar   delivers   its  ratings   free  to  consumers  on  the  Internet  at
valuestar.com. Top-rated companies are awarded the ValueStar Certified(R) mark and use it to differentiate their business from competitors.

The investment was led by Seacoast Capital Partners' $1.5 million investment and included participation by Pacific Mezzanine Fund and Tangent Growth Fund. All three institutions are federally licensed SBICs specializing in providing growth capital for entrepreneurial businesses.

"We are providing an important tool, ValueStar Certified(R), for consumers to quickly identify the highly-rated service businesses," stated Jim Stein, ValueStar's president and chief executive officer.

"ValueStar provides Internet content enabling e-commerce for local services on the Web. ValueStar's content appeals to a wide range of users, like Yahoo! . And, we are building a powerful recurring revenue model with high renewal rates like America Online."

"This institutional financing allows us to extend valuestar.com to five new markets and continue the rapid expansion of ValueStar Certified(R) as the pioneer brand representing high customer satisfaction."

Jeffrey  Holland,  managing  director of  Seacoast  Capital  adds,  "We look for
quality   companies   with  a  proven   concept  that  have   immediate   growth
opportunities.

"We have closely followed ValueStar's growth over the last nine months as they expanded the program pioneered in San Francisco into Los Angeles and Chicago. We were attracted by the recurring revenue nature of the ValueStar program and the benefits it provides to consumers, businesses and local communities by focusing attention on customer satisfaction and quality services."

About ValueStar
ValueStar commenced operations in the greater San Francisco area in 1992 and perfected its business model in Northern California. In July 1998, ValueStar launched its national rollout by expanding to Southern California. In February 1999 the greater Chicago area became the first market region opened outside of California. Five other regions are targeted for expansion during 1999.

ValueStar uses the Public Research Institute of San Francisco State University to audit its customer satisfaction studies. Firms independently rated high in customer satisfaction qualify to use the ValueStar Certified(R) brand, the symbol of very high customer satisfaction. For more information on ValueStar, visit www.valuestar.com, or call 510/814-7070.

Forward Looking Statements: This news release contains certain "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995, which provides a "safe harbor" for these types of statements. To the extent statements in this news release involve, without limitation, expectations for growth or new markets, estimates of future revenues, expenses, profits, cash flow, balance sheet items, forecasts of demand or market trends for the company's services or any other guidance on future periods, these statements are forward-looking statements. The company assumes no obligation to update forward-looking statements. See also the risks and uncertainties described in the company's annual report on Form 10-KSB and other documents filed with the Securities and Exchange Commission.